Exhibit 99.1

KANBAY INTERNATIONAL ANNOUNCES THE APPOINTMENT OF
HARRY C. GAMBILL TO ITS BOARD OF DIRECTORS

ROSEMONT, IL., March 24, 2005 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused in the financial services industry, announced today that Harry C. Gambill, President and Chief Executive Officer of TransUnion LLC, has been appointed to its Board of Directors.

Mr. Gambill has over 20 years of experience in the financial services industry. He joined TransUnion in 1985 as vice president and general manager of the Chicago division. TransUnion is a global provider of information and decision-processing services, maintaining one of the largest databases of consumer credit information in the world. Mr. Gambill has been President and Chief Executive Officer of TransUnion since 1992.  He is an active member in various credit industry organizations, including the Consumer Data Industry Association (formerly ACB) where he currently serves as Chairman of the Board.

Mr. Gambill also serves on the board of directors for Acxiom Corporation.

“We are delighted that Harry Gambill is joining Kanbay’s board of directors,” said Raymond Spencer, Chairman and Chief Executive Officer of Kanbay. “Harry brings extensive management experience, strong industry relationships, and a deep understanding of financial services, which will further strengthen our leadership team.”

Commenting on his appointment, Mr. Gambill said, “I am thrilled to join Kanbay’s team. The company has successfully established its leadership reputation in the financial services industry for deep domain expertise and global delivery efficiency. I look forward to working together with the rest of the board of directors and the management team.”

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused in the financial services industry. With nearly 4,000 associates, Kanbay provides its services primarily to banks, credit service providers, insurance companies and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward Looking Statements

This press release may contain statements which are forward-looking statements under the federal securities laws. Any forward-looking statements represent our views only as of the date of this press release, and such forward-looking statements should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this press release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.